Exhibit 99.1

for immediate release
Nicole Culbertson
(650) 849-1649

Essex Announces First Quarter 2010 Earnings Results

Palo Alto, California – May 5, 2010 - Essex Property Trust, Inc. (NYSE:ESS) announces its first quarter 2010 earnings results and related business activities.

Funds from Operations (“FFO”) for the quarter ended March 31, 2010, totaled $45.7 million or $1.46 per diluted share compared to $71.8 million, or $2.50 per diluted share for the quarter ended March 31, 2009.

The Company’s FFO, excluding non-recurring items, totaled $40.2 million, or $1.28 per diluted share for the quarter ended March 31, 2010, compared to $44.1 million or $1.54 per diluted share for the quarter ended March 31, 2009.  A reconciliation of FFO for non-recurring items can be found on page S-3 in the Company’s Supplemental Financial Information package.  The following non-recurring items impacted the Company’s first quarter results for 2010 and 2009:

•	In 2010, the Company recognized a gain of $5.0 million from the sale of marketable securities, compared to a $1.0 million gain in 2009.
•	In 2010, the Company earned an acquisition fee of $0.5 million from a co-investment, compared to income generated from TRS activities totaling $0.6 million in 2009.
•
In 2009, the Company repurchased $58.2 million of its Series G Cumulative Convertible Preferred Stock at a discount to its carrying value, and the excess of the carrying value over the cash paid to redeem the Series G stock totaled $25.7 million.

•	In 2009, the Company recognized a gain of $6.1 million from the early retirement of $71.3 million of its exchangeable bonds, and wrote-off an investment in a joint venture project for $5.8 million.

Net income available to common stockholders for the quarter ended March 31, 2010 totaled $13.1 million or $0.45 per diluted share compared to $42.3 million, or $1.53 per diluted share for the quarter ended March 31, 2009, respectively.

Same-Property Operations

Same-property operating results exclude properties that do not have comparable results.  The table below illustrates the percentage change in same-property revenues, operating expenses, and net operating income (“NOI”) for the quarter ended March 31, 2010 compared to March 31, 2009:

	Q1 2010 compared to Q1 2009
	Revenues	Expenses	NOI
Southern California	-4.4%	2.1%	-7.3%
Northern California	-7.4%	1.1%	-11.1%
Seattle Metro	-11.0%	-2.5%	-15.3%
Same-property average	-6.5%	1.0%	-9.8%

925 East Meadow Drive Palo Alto California 94303 telephone 650 494 3700 facsimile 650 494 8743
www.essexpropertytrust.com

The table below illustrates the sequential percentage change in same-property revenues, expenses, and NOI for the quarter ended March 31, 2010 versus the quarter ended December 31, 2009:

	Q1 2010 compared to Q4 2009
	Revenues	Expenses	NOI
Southern California	-0.6%	-5.3%	2.9%
Northern California	-0.7%	-7.0%	1.8%
Seattle Metro	-1.1%	-9.3%	4.3%
Same-property average	-0.7%	-6.9%	2.8%

Same-property financial occupancies for the quarters ended are as follows:

	3/31/10	12/31/09	3/31/09
Southern California	97.0%	97.1%	96.4%
Northern California	98.1%	97.8%	97.7%
Seattle Metro	97.9%	97.6%	97.1%
Same-property average	97.5%	97.4%	96.9%

acquisitions

During the first quarter, the Company entered into a joint venture that acquired Essex Skyline at MacArthur Place, a new 349-unit high rise condominium project that will be operated as an apartment community.  The property is located in Santa Ana, California and was purchased for $128 million (roughly 55% of its initial construction cost).  The Company accounts for this co-investment on the equity method, and the Company earned a fee for the acquisition of the property and will receive fees and may earn a promoted interest for the management and sale of the property.

The property consists of two adjacent 25-story towers with floor to ceiling windows and sizeable floor plans.  Each unit features Viking appliances, hardwood and tile floors, nine to eleven foot ceilings and select units offer expansive views of Orange County.  Property amenities include a gym and sauna, lap pool, yoga room, temperature controlled wine locker and presentation kitchen, bocce ball court, putting green, entertainment room and on-site concierge service.  Essex Skyline at MacArthur Place is conveniently located in the South Coast Metro Area of Orange County close to John Wayne airport and multiple freeways, offering easy access to commute corridors.  Initial leasing initiatives commenced in late March and resident move-in activities started in April in the north tower.

Development

Joule Broadway, a 295-unit community located in the Capital Hill neighborhood of Seattle, Washington began pre-leasing during the first quarter and commenced initial occupancy in Phase I (the north tower) in late March which is 89 percent leased.  Occupancy of Phase II (the south tower) is expected to begin in early June.  Overall, the community is currently 46 percent leased.

Fourth & U, a 171-unit Build it Green certified community, located in Berkeley, California began initial occupancy in mid-April in the first of three phases.  Overall, the community is curently 30 percent leased.

During the quarter, the Company commenced construction of the apartment and retail component of its Tasman Place development, located in Sunnyvale, California.  Construction of a subterranean parking garage and retail pad is currently underway and the development is expected to be completed in December 2011.  The community will consist of 284 residential units and approximately 46,000 square feet of retail space spread out over 3 five-story buildings.  The contemporary Spanish-Mediterranean style property will have a mix of one-bedroom and two-bedroom units.  Amenities will include a fitness center, business center, recreation room and a pool and spa.  The estimated remaining cost to complete the development is approximately $82 million.

Redevelopment

In the first quarter, the Company began initial redevelopment efforts at The Pointe at Cupertino, a 116-unit property located in Cupertino, California. The community, built in 1963, will undergo a full redevelopment in three phases: enhancement of building exteriors, renovation of unit interiors and upgrades to community amenities. Building exterior upgrades include the installation of new roofing, siding, windows and painting. Unit interior upgrades include the addition of a washer and dryer in each unit, new appliances, countertops, cabinetry and flooring. Enhanced community amenities will feature a new fitness facility, landscape improvements as well as conversion of the laundry rooms into rentable storage spaces for residents. The total project cost is $6.2 million.

Liquidity and Balance Sheet

Common Stock

During the first quarter, the Company issued 205,000 shares of common stock at an average price of $85.72, for $17.3 million, net of fees and commissions.

Marketable Securities

During the first quarter, the Company sold $42.2 million of investment grade unsecured bonds for a gain of $5.0 million.  During April, the Company sold an additional $22.5 million in unsecured bonds for a gain of $4.0 million.

In February 2010, the Company purchased an interest in mortgages secured by apartments for $16.9 million which is estimated to yield an 11% return over the expected 10-year duration of the loan portfolio.

Mortgage Notes Payable

During the first quarter, the Company obtained fixed rate mortgage loans totaling $35.1 million secured by Summerhill Park for $14.3 million at a rate of 5.4%, and Brookside Oaks totaling $20.8 million at a rate of 5.2%, both loans mature in March 2020.  Also during the quarter, the Company paid-off a maturing loan of $13.6 million with a fixed rate of 7.9% secured by Brookside Oaks.

Guidance

The Company has increased its original 2010 FFO guidance of $4.60 to $4.90 per diluted share to $4.80 to $5.00 per diluted share.

Conference Call with Management

The Company will host an earnings conference call with management to discuss its quarterly results on Thursday, May 6, at 9:00 a.m. PDT (12:00 p.m. EDT), which will be broadcast live via the Internet at www.essexpropertytrust.com, and accessible via phone by dialing (877) 407-4018, no passcode is necessary.

A rebroadcast of the live call will be available online for 90 days and digitally for 7 days. To access the replay online, go to www.essexpropertytrust.com and select the first quarter earnings link. To access the replay digitally, dial (877) 660-6853 using the Account Code – 3055 and the Conference ID - 348788. If you are unable to access the information via the Company’s Web site, please contact the Investor Relations department at investors@essexpropertytrust.com or by calling (650) 494-3700.

Second Quarter Event Schedule

The Company plans to attend the NAREIT “REITWeek” conference in Chicago, June 9-11, 2010.  During the conference the Company will conduct a brief presentation and host a question and answer session which will be broadcast via the internet at 9:00 a.m. CDT on Wednesday, June 9, 2010.  A link to the live broadcast of this presentation will be available on the Company’s website on the “Event Calendar” page.  Any materials distributed during this event will also be made available on the Company’s website on the “Presentations” page.

Corporate Profile

Essex Property Trust, Inc., located in Palo Alto, California and traded on the New York Stock Exchange (NYSE:ESS), is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages apartment communities located in highly desirable, supply-constrained markets. Essex currently has ownership interests in 133 apartment communities (27,249 units), and has 1,214 units in various stages of development.

This press release and accompanying supplemental financial information will be filed electronically on Form 8-K with the Securities and Exchange Commission and can be accessed from the Company’s Web site at www.essexpropertytrust.com. If you are unable to obtain the information via the Web, please contact the Investor Relations Department at (650) 494-3700.

Funds from Operations (“FFO”) Reconciliation

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) is generally considered by industry analysts as an appropriate measure of performance of an equity REIT. Generally, FFO adjusts the net income of equity REITs for non-cash charges such as depreciation and amortization of rental properties, gains/losses on sales of real estate and extraordinary items. Management considers FFO to be a useful financial performance measurement of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the performance and ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures and ability to pay dividends.

FFO does not represent net income or cash flows from operations as defined by generally accepted accounting principles (“GAAP”) and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the REIT's operating performance or to cash flows as a measure of liquidity. FFO does not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to shareholders. FFO also does not represent cash flows generated from operating, investing or financing activities as defined under GAAP. Management has consistently applied the NAREIT definition of FFO to all periods presented. However, there is judgment involved and other REITs’ calculation of FFO may vary from the NAREIT definition for this measure, and thus their disclosures of FFO may not be comparable to Essex’s calculation.

The following table sets forth the Company’s calculation of FFO for the three months ended March 31, 2010 and 2009.

	Three Months Ended March 31,
Funds from Operations (In thousands)	2010	2009
Net income available to common stockholders	$13,127	$42,265
Adjustments:
Depreciation and amortization	30,487	29,204
Gains not included in FFO, net of disposition costs	-	(2,225)
Noncontrolling interest and co-investments	2,129	2,563
Funds from Operations	$45,743	$71,807

SAFE HARBOR STATEMENT UNDER THE PRIVATE LITIGATION REFORM ACT OF 1995:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include statements under the caption “Guidance” with respect to 2010 FFO per diluted share, and statements and estimates set forth under the captions “Development” and “Redevelopment” on pages 2 and 3 of this press release, the captions “Development Pipeline” and “Redevelopment Pipeline” on pages S-9 and S-10 of the Company’s Supplemental Financial Information Package regarding estimated costs of property development, and redevelopments and the anticipated timing of the construction start, construction completion, initial occupancy, and stabilization of property developments and redevelopments.  The Company's actual results may differ materially from those projected in such forward-looking statements.  Factors that might cause such a difference include, but are not limited to, changes in market demand for rental units and the impact of competition and competitive pricing, changes in economic conditions, unexpected delays in the development and stabilization of development and redevelopment projects, unexpected difficulties in leasing of development and redevelopment projects, total costs of renovation and development investments exceeding our projections and other risks detailed in the Company's filings with the Securities and Exchange Commission (SEC).  All forward-looking statements are made as of today, and the Company assumes no obligation to update this information.  For more details relating to risk and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including our most recent Report on Form 10-K for the year ended December 31, 2009.